EXHIBIT 99(b)

                       CANADIAN GAAP FINANCIAL STATEMENTS

                                AUDITORS' REPORT

To the  Stockholders of TLC Laser Eye Centers Inc.

We have audited the consolidated balance sheets of TLC Laser Eye Centers Inc. (formerly TLC The Laser Center Inc.) as at May 31, 2000 and 1999 and the consolidated statements of loss, stockholders' equity and cash flows for the years ended May 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended May 31, 2000, 1999 and 1998 in accordance with accounting principles generally accepted in Canada.

On July 7, 2000, we reported separately to the Board of Directors and Shareholders of TLC Laser Eye Centers Inc. on financial statements for the same periods, prepared in accordance with accounting principles generally accepted in the United States.

Toronto, Canada,                                               ERNST & YOUNG LLP
                                                               -----------------
July 7, 2000.                                              Chartered Accountants

TLC LASER EYE CENTERS INC.
(formerly TLC The Laser Center Inc.)
CONSOLIDATED STATEMENTS OF LOSS

(U.S. dollars, in thousands except per share amounts)

                                                                                Years Ended May 31,
                                                                 --------------------------------------------
                                                                     2000            1999            1998
                                                                 ------------    ------------    ------------
Net revenues
    Refractive                                                   $    190,233    $    132,428    $     51,079

    Other                                                              10,990          14,482           8,043
                                                                 ------------    ------------    ------------
Net revenues (Note 15)                                                201,223         146,910          59,122
                                                                 ------------    ------------    ------------
Expenses
    Doctor compensation

       Refractive                                                      17,335          12,824           5,242

    Operating                                                         166,206         102,775          49,521

    Interest and other (Note 12)                                       (4,492)          2,245             692

    Depreciation of fixed assets and assets under capital
       lease (Note 12)                                                 14,292          11,052           6,103

    Amortization of intangibles (Note 12)                               7,396           3,882           3,357

    Start-up and development expenses                                      --           3,606           3,267

    Restructuring charges (Note 18)                                        --          12,924              --
                                                                 ------------    ------------    ------------
                                                                      200,737         149,308          68,182
                                                                 ------------    ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST            486          (2,398)         (9,060)

Income taxes (Note 13)                                                 (2,134)           (816)         (1,071)

Non-controlling interest                                               (3,006)           (448)            593
                                                                 ------------    ------------    ------------
NET LOSS FOR THE YEAR                                            $     (4,654)   $     (3,662)   $     (9,538)
                                                                 ============    ============    ============
LOSS PER SHARE                                                   $      (0.13)   $      (0.11)   $      (0.34)
                                                                 ============    ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING               37,178,253      34,090,316      28,034,741
                                                                 ============    ============    ============

TLC LASER EYE CENTERS INC.
(formerly TLC The Laser Center Inc.)
CONSOLIDATED BALANCE SHEETS

(U.S. dollars, in thousands)

                                                                        As at May 31,
                                                                   ----------------------
                                                                      2000         1999
                                                                   ---------    ---------
ASSETS
Current assets:
     Cash and cash equivalents (Notes 2 and 3)                     $  78,531    $ 125,598
     Short-term investments (Note 3)                                      --       26,212
     Accounts receivable (Note 16)                                    15,527       15,359
     Income taxes recoverable                                          4,734           --
     Prepaid expenses and sundry assets                                5,922        6,602
                                                                   ---------    ---------
     Total current assets                                            104,714      173,771
Restricted cash (Notes 2 and 3)                                        1,722        1,730
Investments and other assets (Note 4)                                 34,305       14,359
Intangibles (Note 5)                                                  91,821       47,441
Fixed assets (Note 6)                                                 53,431       38,993
Assets under capital lease (Note 7)                                   10,722       10,556
                                                                   ---------    ---------
Total assets                                                       $ 296,715    $ 286,850
                                                                   =========    =========

LIABILITIES
Current liabilities:
     Accounts payable and accrued liabilities                      $  37,641    $  19,512
     Income taxes payable                                                 --          477
     Current portion of long-term debt (Note 8)                        2,332        2,181
     Current portion of obligations under capital lease (Note 9)       5,260        4,717
                                                                   ---------    ---------
     Total current liabilities                                        45,233       26,887
Long-term debt (Note 8)                                                2,922        4,620
Obligations under capital leases (Note 9)                              3,806        6,410
Deferred rent (Note 10)                                                  915          959
                                                                   ---------    ---------
     Total liabilities                                                52,876       38,876
                                                                   ---------    ---------
Non-controlling interest                                              12,842        8,151
                                                                   ---------    ---------
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY
Capital stock:

Common stock, no par value; unlimited number authorized;
  37,150 issued and outstanding (1999 - 37,362) (Note 11)            269,953      269,454
Warrants                                                                 532           --
Deficit                                                              (39,488)     (29,631)
                                                                   ---------    ---------
     Total stockholders' equity                                      230,997      239,823
                                                                   ---------    ---------
Total liabilities and stockholders' equity                         $ 296,715    $ 286,850
                                                                   =========    =========

Approved on behalf of the Board:

(Signed) ELIAS VAMVAKAS                              (Signed) HOWARD J. GOURWITZ
Elias Vamvakas, Director                            Howard J. Gourwitz, Director

TLC LASER EYE CENTERS INC.
(formerly TLC The Laser Center Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars, in thousands)

                                                                                Years Ended May 31,
                                                                       ------------------------------------
                                                                         2000         1999         1998
                                                                       ---------    ---------    ---------
Operating activities
Net loss for the year                                                  $  (4,654)   $  (3,662)   $  (9,538)
Items not affecting cash
     Depreciation and amortization                                        21,688       14,934        9,460
     Write-off of goodwill                                                   489           --           --
     Loss (gain) on sale of fixed assets and assets under lease            1,099          229         (287)
     Non-cash restructuring costs                                             --       11,167           --
     Non-controlling interest                                              3,006          448         (593)
     Other                                                                   780          252           22
Changes in non-cash operating items
     Accounts receivable                                                     (15)      (9,247)      (6,964)
     Prepaid expenses and sundry assets                                    1,047       (2,208)      (2,129)
     Accounts payable and accrued liabilities                              4,153       10,350       (2,480)
     Income taxes payable, net                                            (4,574)        (162)         647
     Deferred rent and compensation                                          (44)        (275)        (234)
                                                                       ---------    ---------    ---------
Cash provided by (used in) operating activities                           22,975       21,826      (12,096)
                                                                       ---------    ---------    ---------
Financing activities
Restricted cash                                                                8          356          463
Proceeds from debt financing                                                 826           25        2,555
Principal payments of debt financing                                      (2,635)      (6,668)      (1,242)
Term bank loan                                                                --           --          (43)
Principal payments of obligations under capital leases                    (5,063)      (3,302)        (706)
Contributions from non-controlling interests                               2,365        1,305          513
Distributions to non-controlling interests                                (1,569)      (1,233)        (101)
Payments related to the purchase and cancellation of capital stock       (10,365)      (5,387)          --
Proceeds from issuance of capital stock                                    2,384      129,607       63,615
                                                                       ---------    ---------    ---------
Cash provided by (used in) financing activities                          (14,049)     114,703       65,054
                                                                       ---------    ---------    ---------
Investing activities
Purchase of fixed assets and assets under lease                          (26,153)     (17,843)      (5,498)
Proceeds from sale of fixed assets and assets under lease                    185           --        1,325
Proceeds from the sale of investments                                        227           --           --
Acquisitions and investments                                             (56,496)     (22,316)      (6,075)
Short-term investments                                                    26,212      (26,212)          --
Other                                                                         32          242         (742)
                                                                       ---------    ---------    ---------
Cash used in investing activities                                        (55,993)     (66,129)     (10,990)
                                                                       ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents during the year     (47,067)      70,400       41,968
Cash and cash equivalents , beginning of year                            125,598       55,198       13,230
                                                                       ---------    ---------    ---------
Cash and cash equivalents, end of year                                 $  78,531    $ 125,598    $  55,198
                                                                       =========    =========    =========

   (Note 20 - discusses non-cash transactions, which are not included in the consolidated statements of cash flows)

TLC Laser Eye Centers Inc.
(formerly TLC The Laser Center Inc.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (U.S. dollars, in thousands)

                                                  Common stock             Warrants
                                                  ------------             --------

                                                Number                  Number
                                              of Shares     Amount    of Warrants   Amount     Deficit      Total
                                               (000's)        $         (000's)       $           $           $
===================================================================================================================
Balance, May 31, 1997                           25,189      53,858       1,818       9,664     (12,141)     51,381
Conversion of special warrants                   1,818       9,664      (1,818)     (9,664)                      0
Additional special warrant issue costs                         (40)                                            (40)
Shares issued for acquisition                    1,604      16,417                                          16,417
Exercise of agent's compensation warrants
  related to the IPO                               138         447                                             447
Exercise of stock options                          179         786                                             786
Public offering, net of issue costs              4,740      62,422                                          62,422
Net income                                                                                      (9,538)     (9,538)

-------------------------------------------------------------------------------------------------------------------
Balance, May 31, 1998                           33,668     143,554          --          --     (21,679)    121,875
Shares issued for acquisitions                      50         837                                             837
Shares issued to acquire other assets               50         728                                             728

Shares purchased for cancellation                 (256)     (1,095)                             (4,290)     (5,385)
Exercise of stock options                          773       3,073                                           3,073
Shares issued as remuneration                       40         600                                             600
Shares issued as part of the employee share
  purchase plan                                     47         750                                             750
Public offering, net of issue costs              2,990     121,007                                         121,007
Net income                                                                                      (3,662)     (3,662)

-------------------------------------------------------------------------------------------------------------------
Balance, May 31, 1999                           37,362     269,454          --          --     (29,631)    239,823
Warrants issued                                                            100         532                     532
Shares issued for acquisition                      302         728                                             728
Value determined for shares
  issued contingent on meeting
  earnings criteria                                 --       1,397                                           1,397

Shares purchased for cancellation                 (710)     (5,162)                             (5,203)    (10,365)
Exercise of stock options                           87       1,314                                           1,314
Shares issued as remuneration                       44         387                                             387
Shares issued as part of the employee share
  purchase plan                                     65       1,696                                           1,696
Reversal of IPO costs, over accrual                 --         139                                             139
Net income                                                                                      (4,654)     (4,654)

-------------------------------------------------------------------------------------------------------------------
Balance May 31, 2000                            37,150     269,953         100         532     (39,488)    230,997
===================================================================================================================

TLC LASER EYE CENTERS INC.
(formerly TLC The Laser Center Inc.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in U.S. dollars, except where noted and all tabular amounts in thousands)

Nature of Operations

      TLC Laser Eye Centers Inc. (formerly TLC The Laser Center Inc.) and its subsidiaries (the "Company") develop and manage laser vision correction centers in the United States and Canada. Each center provides excimer laser and other clinical equipment and all related management and support services to physicians and physician practices performing excimer laser procedures in the Company's centers.

      The Company currently owns and manages a secondary eye care business with multiple centers in the state of Michigan. These centers provide all necessary clinical equipment and infrastructure and provide all related management and support services to physician practices treating a wide range of vision disorders.

      The Company faces a number of risks and uncertainties given the nature of the industry in which it operates.

      The Company's profitability is dependent upon broad acceptance in the United States and Canada of laser vision correction as an alternative to existing methods of treating refractive disorders. Broad market acceptance is dependent on many factors including cost, the lack of long-term follow-up data and the resulting concerns relating to safety and effectiveness, and future regulatory developments.

      The industry in which the Company operates is subject to extensive federal, state and local laws, rules and regulations. Many of these laws and regulations are ambiguous in nature and have not been definitively interpreted by courts and regulatory authorities. Moreover, they vary from jurisdiction to jurisdiction.

      Accordingly, the Company may not always be able to predict clearly how such laws and regulations will be interpreted or applied and some of the Company's activities could be challenged. In addition, there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future.

      Many states in the United States prohibit the Company from practicing medicine or employing physicians to practice medicine on the Company's behalf. Because the Company does not practice medicine, its activities are limited to owning and managing refractive centers and secondary care centers and affiliating with health care providers to render medical services at the Company's centers. As a result, the Company is highly dependent on its affiliated doctors.

      The provision of medical services entails an inherent risk of potential malpractice and other similar claims. Although the Company does not engage in the practice of medicine, there can be no assurance that claims relating to services provided at the Company's centers will not be asserted against the Company. The Company currently maintains malpractice insurance that it believes to be adequate both as to risks and amounts. In addition, the doctors providing medical services at the Company's centers are required to maintain insurance.

      The Company's revenues from managing secondary care centers are derived from fees paid by or on behalf of patients to the practices affiliated with the Company. The Company's profitability could be affected by government and private third-party payors seeking to contain healthcare costs by reducing reimbursement rates, lowering utilization rates and negotiating reduced payment schedules with providers of vision care. The Company has restructured certain of its secondary care investments, which has reduced the exposure of profits being affected by government and private third-party payors.

1. Summary of Significant Accounting Policies

Basis of Presentation

      These consolidated financial statements include the accounts of the Company and its majority owned subsidiaries, partnerships and other entities in which the Company has more than a 50% ownership interest and exercises control. The ownership interests of other parties in less than wholly-owned consolidated subsidiaries, partnerships and other entities are presented as non-controlling interests. All significant intercompany transactions and balances have been eliminated on consolidation.

      The Company does not have an ownership interest in, nor does it exercise control over, the physician practices under its management. Accordingly, the Company does not consolidate physician practices under its management.

Fixed Assets and Assets Under Capital Lease

      Fixed assets and assets under capital lease are recorded at cost less accumulated depreciation. Depreciation is provided at rates intended to write off the assets over their productive lives as follows:

      Computer equipment and software     - straight-line over three years
      Buildings                           - straight-line over forty years
      Furniture, fixtures and equipment   - 20% diminishing balance
      Laser equipment                     - 20% diminishing balance
      Leasehold improvements              - straight-line over the initial term
                                            of the lease
      Medical equipment                   - 20% diminishing balance
      Vehicles and other                  - 30% diminishing balance

Intangible Assets

      Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired, and is being amortized on a straight-line basis over the term of the purchase agreement to a maximum of fifteen years.

      The practice management agreements represent the cost of obtaining the exclusive right to manage refractive centers and secondary care centers in affiliation with the related physician group during the term of the agreements. Practice management agreements are amortized using the straight-line method over the term of the related employment agreement, to a maximum of fifteen years.

Impairment of Long-lived Assets

      For fixed assets and certain intangibles, the Company assesses the recoverability by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value is charged to operations in the period in which such impairment is determined by management.

Start-up and Development Expenses

      Start-up and development expenses represent costs incurred to research and develop potential businesses in North America, including salaries and benefits, professional fees, advertising, promotion and travel, and costs incurred by businesses during the period prior to commencement of commercial operations. Start-up and development expenses are expensed as incurred. Technology and web-site costs incurred for the development of commercial business to business internet products have been capitalized and will be amortized when the products are available to be offered for sale.

Revenues

      The Company includes in income only those operating revenues pertaining to owned laser centers and management fees earned from managing refractive and secondary care practices. Under the terms of the practice management agreements, the Company provides management, marketing and administrative services to refractive and secondary care practices in return for management fees. Revenues on laser refractive surgeries are recognized as services are performed.

      Management service revenue is equal to the net revenue of the physician practices, less amounts retained by the physician groups. Net revenue of the physician practices is recorded by the physician groups at established rates reduced by provision for doubtful accounts, contractual adjustments and amounts retained by physician groups. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between the charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized as contractual adjustments in the year final settlements are determined.

Deferred Income Taxes

      The Company follows the tax allocation method of providing for income taxes. Under this method, deferred income taxes result from the recording of certain income or expenses for accounting purposes in periods other than those in which they are reported for income tax purposes.

Cash equivalents

      Cash equivalents include highly liquid short-term investments with original maturities of 90 days or less. Cash equivalents, which consist principally of corporate bonds, are carried at amortized cost.

Short-term investments

      Short-term investments, which consist principally of corporate bonds, are carried at amortized cost.

Stock-Based Compensation Plans

      The Company has two stock-based compensation plans, a stock option plan and an employee share purchase plan which are described in Note 11. No compensation expense is recognized for the stock option plan when options are issued to employees. Compensation expense is recognized for the employee share purchase plan for the amount by which employee purchases are supplemented annually by an additional 25% contribution by the company. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

Marketing Costs

      The Company expenses the marketing costs as incurred. Marketing expense for the year ended May 31, 2000 was approximately $24,202,000 (1999 - $8,911,000). Marketing expenses consist primarily of print, radio and television media costs plus the associated production costs required to create the marketing product.

Foreign Exchange

      The unit of measure of the parent holding company is the U.S. dollar. The Company's Canadian operations are considered integrated and are translated into U.S. dollars using the temporal method. Accordingly, the assets and liabilities of the Company's Canadian operations are translated into U.S. dollars at exchange rates prevailing at the consolidated balance sheet date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Income and expenses are translated into U.S. dollars at average exchange rates prevailing during the year with the exception of depreciation and amortization, which are translated at historical exchange rates. Exchange gains and losses are included in net loss for the year.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

These estimates are reviewed periodically and, as adjustments become necessary, they are reported in income in the period in which they become known.

2. Cash and Cash Equivalents

                                                         2000          1999
                                                       --------      --------
Cash and cash equivalents                              $ 78,531      $125,598
                                                       ========      ========

      The Company has a banking facility of approximately $845,000 (1999 - $927,000) available for posting letters of guarantee, under terms whereby the Company must maintain a similar minimum amount in its bank account. At May 31, 2000, $773,000 of this facility has been utilized (1999 - $678,000). In addition, the Company has posted cash collateral deposits in respect of certain lease commitments, which amount to $949,000 at May 31, 2000 (1999 - $1,052,000). These restricted cash amounts have been excluded from cash and cash equivalents.

3. Marketable Securities

The Company's marketable securities by type of security, contractual maturity and classification in the consolidated balance sheets are as follows:

                                                               2000       1999
                                                                $          $
--------------------------------------------------------------------------------

Type of security
U.S. dollar corporate debt                                    60,653     141,994
U.S. dollar fixed deposit                                     14,460       2,619
Cdn. dollar fixed deposit                                        773         678
--------------------------------------------------------------------------------
                                                              75,886     145,291
================================================================================

--------------------------------------------------------------------------------

Contractual maturity
Maturing in one year or less                                  74,164     143,561
Maturing after one year through three years                    1,722       1,730
--------------------------------------------------------------------------------
                                                              75,886     145,291
================================================================================

Classification in the consolidated balance sheets
Cash equivalents                                              74,164     117,440
Short-term investments                                            --      26,121
Restricted cash                                                1,722       1,730
--------------------------------------------------------------------------------
                                                              75,886     145,291
================================================================================

4. Investments and Other Assets

                                                          2000            1999
                                                         -------         -------
Portfolio investments (1)                                $27,895         $10,907
Deferred foreign exchange gain                               376             432
Long-term receivables (2)                                  4,904           1,115
Other                                                      1,130           1,905
                                                         -------         -------
                                                         $34,305         $14,359
                                                         =======         =======

(1) On June 8, 1998 the Company made a portfolio investment of $8,000,000 in cash through the purchase of 2,000,000 preference shares in LaserSight Incorporated. These preference shares are convertible to LaserSight Incorporated common shares at $4.00 per share. On March 24, 1999, the Company made an additional $2,000,000 investment to purchase 500,000 common shares in LaserSight Incorporated. On January 28, 2000, the Company made an additional $10,000,000 investment to purchase 1,015,873 common shares of LaserSight Incorporated. LaserSight Incorporated is a publicly traded United States manufacturer of excimer lasers, microkeratomes and microkeratome blades with limited approval for its excimer laser. The Company's fully diluted ownership interest in LaserSight Incorporated is 16.1%.

      During fiscal 2000, the Company made a number of portfolio investments in the amount of $7,188,000 1n various companies related to the laser vision correction industry to support the development of laser vision correction technology.

(2) Long-term receivables include an amount from a related secondary care practice. In fiscal 1999, a long-term receivable arose which was non-interest bearing, unsecured and is to be repaid based on an escalating percentage of the practice's revenue collected over the next five (5) years.

      During fiscal 2000, the Company advanced $1,435,000 to a related secondary care practice in exchange for a five (5) year promissory note bearing a fixed interest rate of 8%.

      During fiscal 2000, the Company advanced $1,000,000 to an unrelated refractive care services provider in exchange for a convertible subordinated term note bearing interest at current LIBOR rates to mature by July 1, 2002.

      During fiscal 2000, the Company provided financing of $900,000 at 10% to an unrelated refractive care service provider for lasers, payable over a five (5) year period.

5. Intangibles

                                                                          2000      1999
                                                                         -------   -------
Goodwill (net of amortization of $8,121,000 (1999 - $5,013,000))         $45,311   $35,810
Practice management agreements (net of amortization of $5,969,000
(1999 - $1,626,000))                                                      46,510    11,631
                                                                         -------   -------
                                                                         $91,821   $47,441
                                                                         =======   =======

6. Fixed Assets

                                                    2000                     1999
                                           ----------------------   ----------------------
                                                     Accumulated              Accumulated
                                             Cost    Depreciation     Cost    Depreciation
                                           -------   ------------   -------   ------------
Land and buildings                         $ 4,042      $   619     $ 1,634      $   492
Computer equipment and software             15,838        8,034       9,403        4,911
Furniture, fixtures and equipment            8,230        3,310       6,278        2,522
Laser equipment                             17,073        5,968      13,615        4,208
Leasehold improvements                      26,078        9,510      18,117        5,952
Medical equipment                           14,315        5,261      10,458        3,305
Vehicles and other                             890          333       1,193          315

                                           -------      -------     -------      -------
Less accumulated depreciation               86,466      $33,035      60,698      $21,705
                                            33,035                   21,705
                                           -------                  -------
Net book value                             $53,431                  $38,993
                                           =======                  =======

7. Assets under Capital Lease

                                                          2000            1999
Computer equipment and software                          $   164         $   116
Furniture, fixtures and equipment                            629             392
Laser equipment                                           15,507          13,691
Leasehold improvements                                        --              60
Medical equipment                                          2,616           2,398
                                                         -------         -------
                                                          18,916          16,657
Less accumulated depreciation                              8,194           6,101
                                                         -------         -------
                                                         $10,722         $10,556
                                                         =======         =======

8. Long-Term Debt

                                                                 2000     1999
    Term loans
    Interest at 8%, due July 2000 to September 2001, payable
    to affiliated physicians                                    $  155   $  716
    Interest ranging from 5.75% to 12% (1999 - 5.75% to 12%),
    due April 2001 to March 2007, collateralized by equipment    5,099    6,085
                                                                ------   ------
                                                                 5,254    6,801

    Less current portion                                         2,332    2,181
                                                                ------   ------
                                                                 2,922   $4,620
                                                                ======   ======

      During fiscal 1999, the Company maintained participating loan agreements providing for additional monthly payments on principal based on a percentage of net revenues in excess of the minimum monthly payments. Such additional monthly payments ceased once the lender received a specified implicit rate of return. During fiscal 1999, the participating loan terms were amended to increase the minimum monthly payments to a level based on the original specified implicit rate of return and to eliminate the additional monthly payments based on a percentage of revenue. In March 1999, the participating loans were fully repaid in cash.

      Aggregate minimum repayments of principal for each of the next five years and thereafter are as follows:

2001                                                                     $ 2,332
2002                                                                       2,003
2003                                                                         472
2004                                                                         172
2005                                                                          85
Thereafter                                                                   190

9. Obligations under Capital Leases

      The leases expire between 2000 and 2004 and include imputed interest at rates ranging from 6% to 14%. The majority of capital leases are denominated in U.S. dollars and represent leases for lasers and medical equipment. The capitalized lease obligations represent the present value of future minimum annual lease payments as follows:

                                                           2000           1999
2000                                                    $    --        $ 5,141
2001                                                      5,472          4,429
2002                                                      3,589          2,890
2003                                                      1,316            816
2004                                                        326             --
                                                        -------        -------
                                                         10,703         13,276
Less interest portion                                     1,637          2,149
                                                        -------        -------
                                                          9,066         11,127
Less current portion                                      5,260          4,717
                                                        -------        -------
                                                        $ 3,806        $ 6,410
                                                        =======        =======

10. Deferred Compensation and Rent

      Deferred compensation represents a plan to compensate certain key managerial executives and was included as part of the acquisition of 20/20 Laser Centers, Inc. ("20/20"). The plan vested 100% on the earlier of February 15, 1999 or termination of employment, as defined. On May 31, 1998, $320,000 was accrued on potential deferred compensation of $320,000. During fiscal 1999, outstanding options were exercised resulting in the elimination of the outstanding liability.

      Deferred rent represents the benefit of operating lease inducements which are being amortized on a straight-line basis over the related term of the lease.

11. Capital Stock

            At May 31, 2000 the Company's capital stock position included Common Stock and Warrants as reflected in the Consolidated Statements of Stockholders' Equity and also offered options for corporate employees and certain other individuals.

a) Common Stock

i) In the 1997 acquisition of The Vision Source, Inc., the Company issued 421,804 common shares which were placed in escrow. 210,902 shares were released from escrow within 15 months from the date of issue (see Note
      18). Release of 210,902 of the remaining shares was subject to an earn-out formula. These shares represent contingent purchase consideration and, with the completion of the earn out period these shares were released from escrow and assigned a value of $6.645/share as per the contract resulting in an increase to capital stock of $1,397,000. A final tranche of shares valued at $4,056,000 representing 536,764 shares as per the terms of the purchase agreement will be issued subsequent to fiscal 2000.

ii) On November 4, 1999, the Company announced that it intended to purchase up to 1,870,000 of its common shares, representing approximately 5% of 37,453,188 common shares outstanding at that time. The purchases are to take place from time to time, depending on market conditions, through the facilities of the Nasdaq National Market and The Toronto Stock Exchange. The Company commenced purchasing shares on November 8, 1999 and will terminate purchasing by November 4, 2000, or by such earlier date as the Company may determine. The prices which the Company will pay for any common shares will be the market price of the shares at the time of acquisition. Any common shares acquired by the Company will be cancelled. At May 31, 2000, the Company had purchased and cancelled 710,000 common shares at an average market price of U.S. $14.60 per share.

iii) During fiscal 1999, the Company introduced an employee share purchase plan to facilitate the ownership of the Company's common shares by its employees. Employee purchases are supplemented annually by an additional 25% contribution by the Company.

iv) On September 24, 1998, the Company exercised a contractual option to purchase 116,771 common shares from the Goldstein Family Trust for $1,264,411 in cash. The common shares were then cancelled and capital stock was reduced using the average value of common shares as of November 30, 1998 of Cdn.$6.20 per share. The remaining allocation of the cash paid for the shares was reflected as a reduction in deficit. In addition, shares were retired in connection with a divestiture (Note 19).

b) Warrants

      Effective January 1, 2000, the Company granted warrants to purchase 100,000 of the Company's common shares at an exercise price of $13.063 per share, representing the average market price for the common shares during the twenty trading days prior to the effective date of the grant of the warrants. These warrants were granted to an employee benefits company in consideration for establishing a business relationship. The warrants are non-transferable, have a five (5) year term and vest over a period of three years. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The fair value of the options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest of 6.35%; dividend yield of 0%; volatility factor of the expected market price of the Company's common shares of .35 and an expected life of five (5) years.

c) Options

      At May 31, 2000, the Company has reserved 4,116,000 common shares for issuance under its stock option plan for corporate employees and certain other individuals. Options granted have terms ranging from five (5) to eight (8) years. Vesting provisions on options granted to date include options that vested immediately, options that vest in equal amounts annually over the first four years of the option term and options that vest entirely on the first anniversary from the grant date. Those exercise prices, which are denominated in Canadian dollars, for options outstanding as of May 31, 2000 range as follows:

                        Outstanding                    Exercisable
             --------------------------------  ----------------------------
      Price Range          Number of      Weighted-Average     Number of       Weighted-
                            Options            Price            Options      Average Price
 CDN$2.50 - CDN$7.25       1,573,458          CDN$3.35         1,573,458       CDN$3.35
CDN$10.70 - CDN$19.73        277,726          CDN$11.51          262,450       CDN$12.22
CDN$20.75 - CDN$30.66        626,231          CDN$26.39          249,545       CDN$22.98
CDN$32.18 - CDN$74.50         48,844          CDN$50.16            2,013       CDN$43.35

      During the year, options denominated in U.S. dollars were issued and outstanding with prices ranging as follows:

                        Outstanding                    Exercisable
             --------------------------------  ----------------------------
      Price Range          Number of      Weighted-Average     Number of       Weighted-
        (in US$)            Options            Price            Options      Average Price
$ 6.73 - $18.37             47,147            US$10.91             --                --
$18.63 - $23.50            455,601            US$19.04         60,806          US$19.55
$23.62 - $24.53              9,250            US$23.92             --                --
$27.38 - $38.62             10,875            US$30.54          1,781          US$30.82
$41.50 - $50.94              8,300            US$43.63             --                --

                                               Weighted       Weighted
                                                Average        Average
                                    Options   Strike Price   Strike Price
                                    (000's)     Per Share     Per Share
                                   ---------  ------------   ------------
May 31, 1997                          1,969      CDN$3.73       US$2.56
Granted                                 518         11.79          8.09
Exercised                               (71)         6.12          4.20
                                   --------     ---------      --------
May 31, 1998                          2,416      CDN$5.39       US$3.70
Granted                                 783         26.71         17.65
Exercised                              (507)         7.21          4.77
                                   --------     ---------      --------
May 31, 1999                          2,692     CDN$11.12       US$7.54
                                   --------     ---------      --------
Granted                                 453        $30.14        $20.62
Exercised                               (88)        10.71          7.26
                                   --------     ---------      --------
May 31, 2000                          3,057     CDN$13.95       US$9.49
                                   ========     =========      ========
Exercisable at May 31, 2000           2,150      CDN$7.53       US$5.08
                                   ========     =========      ========

      During 1999, the Company issued 74,668 common shares with a weighted average strike price of U.S. $4.87 pursuant to option agreements assumed in connection with the 20/20 acquisition. At May 31, 1999, no further options relating to these agreements are outstanding.

      During 1999, the Company issued 191,337 common shares at U.S. $0.02665 per share in connection with options granted to third parties for services rendered to 20/20 that were assumed in connection with the 20/20 acquisition. At May 31, 1999, no further options relating to these agreements are outstanding.

12. Interest and Other and Depreciation and Amortization

                                                 2000        1999        1998
Interest and other
Interest on long-term debt                     $    498    $    810    $  1,200
Interest on obligations under capital lease       1,720       1,540       1,177
Interest and bank charges, net                      453       1,992         586
Interest income                                  (7,163)     (2,097)       (937)
Foreign exchange gains                               --          --        (592)
                                               --------    --------    --------
                                               $ (4,492)   $  2,245    $  1,434
                                               ========    ========    ========
Depreciation and amortization
Fixed assets                                   $ 11,880    $  8,643    $  4,394
Assets under capital lease                        2,412       2,409       1,709
Goodwill                                          3,053       3,060       1,694
Practice management agreements                    4,343         822       1,663
                                               --------    --------    --------
                                               $ 21,688    $ 14,934    $  9,460
                                               ========    ========    ========

13. Income Taxes

      As at May 31, 2000, the Company has non-capital losses available for carryforward for income tax purposes of approximately $40,362,000, which are available to reduce taxable income of future years.

      The Canadian losses can only be utilized by the source company whereas the United States losses are utilized on a United States consolidated basis. The Canadian losses of $10,895,000 expire as follows:

2001        $ 3,520

2002          2,980

2003          2,332

2004          1,506

2005            557

      The United States losses of $29,467,000 expire between 2011 and 2013. Included in the Canadian losses are $9,210,000 of losses and in the United States losses are $14,437,000 losses from the acquisitions of 20/20 and BeaconEye, of which the availability and timing of utilization may be restricted.

      The differences between the provision for income taxes and the amount computed by applying the statutory Canadian income tax rate to loss before income taxes and non-controlling interest were as follows:

                                                                                2000       1999       1998
                                                                              -------    -------    -------
Income tax recovery based on the Canadian statutory income tax
  44.6% rate of 44.6%  (1999 - 44.6%)                                         $   241    $(1,070)   $(3,896)

     o   Current year's losses not utilized                                     1,950        263      2,196
     o   Expenses not deductible for income tax purposes                        1,675      4,203      2,339
     o   Adjustments of cash vs. accrual tax deductions for U.S. income tax       363        223      1,545
         purposes
     o   Utilization of prior year's losses                                    (2,995)    (3,559)    (1,225)
     o   Corporate Minimum Tax, Large Corporations Tax and foreign tax            879      1,129        200
     o   LLC's taxable income allocated to non-TLC members                       (192)      (312)        --
     o   Other                                                                    213        (61)       (88)
                                                                              -------    -------    -------
Provision for income taxes                                                    $ 2,134    $   816    $ 1,071
                                                                              =======    =======    =======

The provision for income taxes is as follows:

                                                 2000       1999       1998
                                               -------    -------    -------
Current:
         Canada                                $   322    $    34    $   940
         United States - federal                 1,221        237         --
         United States - state                     502        545        131
         Other                                      89         --         --
                                               -----------------------------
                                               $ 2,134    $   816    $ 1,071
                                               =======    =======    =======

14. Commitments and Contingencies

      As of May 31, 2000, the Company has entered into operating leases for rental of office space and equipment, which require future minimum lease payments aggregating $34,194,000. Future minimum lease payments in aggregate and over the next five years are as follows:

            2001                                 $8,537
            2002                                  7,962
            2003                                  7,403
            2004                                  6,387
            2005                                  3,905

      As of May 31, 2000, the Company has entered into a one year maintenance agreement with a major laser manufacturer for all of that manufacturer's lasers which are currently in use by the Company, which require future minimum lease payments aggregating $1,645,000. Future minimum maintenance payments do not extend past the next 12 months.

      As of May 31, 2000, the Company has entered into contracts for the completion of freehold facilities and furnishings for center and office facilities. Future minimum contracts valued at $5,900,000 will be payable within the next 12 months.

      One of the Company's subsidiaries, together with other investors, has jointly and severally guaranteed the obligations of an equity investee. Total liabilities of the equity investee under guarantee amount to approximately $2,395,000 at May 31, 2000.

15. Segmented Information

      The Company has two reportable segments: refractive, and other. The refractive segment is the core focus of the Company which reflects the provision of laser vision correction. The other segment includes an accumulation of non-core business activities including the management of secondary care centers which provide advanced levels of eyecare, activities involving the development of eyeVantage.com as an internet based company and managed care (applicable only in 1999 and prior). In prior periods, activity in the secondary care reflected a larger portion of the business activity and was presented as a separate segment. The disposal of the management of certain secondary care sites in 1999 has reduced the magnitude of activities from secondary care such that a separate segment for secondary care is no longer meaningful.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operational components including paid procedures, net revenue after doctors' fees, fixed costs and income (loss) before income taxes.

      Intersegment sales and transfers are minimal and are measured as if the sales or transfers were to third parties.

      The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the business units were acquired or developed as a unit and management at the time of acquisition was retained.

The Company's business segments are as follows:

2000                                                          Refractive     Other        Total
                                                              -----------------------------------
Revenues and physician costs:
Net revenues                                                  $ 190,233    $  10,990    $ 201,223
Doctor compensation                                              17,333            2       17,335
                                                              -----------------------------------
Net revenue after doctor compensation                           172,900       10,988      183,888
                                                              -----------------------------------
Expenses:
Operating                                                       153,729       12,477      166,206
Interest and other                                               (4,574)          82       (4,492)
Depreciation of fixed assets and assets under capital lease      12,886        1,406       14,292
Amortization of intangibles                                       6,363        1,033        7,396
                                                              -----------------------------------
                                                                168,404       14,998      183,402
                                                              -----------------------------------
Income (loss) from operations                                     4,496       (4,010)         486
Income taxes                                                     (1,778)        (356)      (2,134)
Non-controlling interest                                         (2,486)        (520)      (3,006)
                                                              -----------------------------------
Net loss                                                      $     232    $  (4,886)   $  (4,654)
                                                              ===================================

Total assets                                                  $ 257,630    $  39,085    $ 296,715
                                                              ===================================
Total fixed and intangible expenditures                       $  65,941    $   8,477    $  74,418
                                                              ===================================

1999                                                                         Secondary
                                                                Refractive      Care        Other        Total
                                                                ------------------------------------------------
Revenues and physician costs:
Net revenues                                                    $ 132,428    $  11,389    $   3,093    $ 146,910
Doctor compensation                                                12,824           --           --       12,824
                                                                ------------------------------------------------
Net revenues after doctor compensation                            119,604       11,389        3,093      134,086
                                                                ------------------------------------------------
Expenses:
Operating                                                          90,185        8,972        3,618      102,775
Interest and other                                                  2,343         (125)          27        2,245
Depreciation of fixed assets and assets under capital lease         9,804          986          262       11,052
Amortization of intangibles                                         2,546        1,201          135        3,882
Start-up and development expenses                                      --           --        3,606        3,606
Restructuring charges (non-cash portion - $11,167)                     --       10,298        2,626       12,924
                                                                ------------------------------------------------
                                                                  104,878       21,332       10,274      136,484
                                                                ------------------------------------------------
Income (loss) from operations                                      14,726       (9,943)      (7,181)      (2,398)
Income taxes                                                         (616)          --         (200)        (816)
Non-controlling interest                                             (800)        (376)         728         (448)
                                                                ------------------------------------------------
Net income (loss)                                               $  13,310    $ (10,319)   $  (6,653)   $  (3,662)
                                                                ================================================

Total assets                                                    $ 266,021    $  16,678    $   4,151    $ 286,850
                                                                ================================================
Total fixed and intangible expenditures                         $  25,803    $   7,707    $   2,026    $  35,536
                                                                ================================================

1998                                                                         Secondary
                                                                Refractive      Care        Other        Total
                                                                ------------------------------------------------
Revenues and physician costs:
Net revenues                                                    $  51,079    $   6,641    $   1,402    $  59,122
Doctor compensation                                                 5,242           --           --        5,242
                                                                ------------------------------------------------
Net revenues after doctor compensation                          $  45,837    $   6,641    $   1,402    $  53,880
                                                                ------------------------------------------------
Expenses:
Operating                                                          41,620        6,294        1,607       49,521
Interest and other                                                    416           87          189          692
Depreciation of fixed assets and assets under capital lease         4,367        1,607          129        6,103
Amortization of intangibles                                         2,740          578           39        3,357
Start-up and development expenses                                      --           --        3,267        3,267
                                                                ------------------------------------------------
                                                                   49,143        8,566        5,231       62,940
                                                                ------------------------------------------------
Income (loss) from operations                                      (3,306)      (1,925)      (3,829)      (9,060)
Income taxes                                                         (994)         (71)          (6)      (1,071)
Non-controlling interest                                               78         (116)         631          593
                                                                ------------------------------------------------
Net loss                                                        $  (4,222)   $  (2,112)   $  (3,204)   $  (9,538)
                                                                ================================================

Total assets                                                    $ 137,726    $  23,887    $   2,599    $ 164,212
                                                                ================================================
Total fixed and intangible expenditures                         $  30,542    $  12,626    $   1,750    $  44,918
                                                                ================================================

The Company's geographic segments are as follows:

2000                                                         United
                                                 Canada      States      Total
                                                --------------------------------
Revenues and physician costs:
Net revenues                                    $ 17,275    $183,948    $201,223
Doctor compensation                                2,876      14,459      17,335
                                                --------------------------------
Net revenue after doctor compensation           $ 14,399    $169,489    $183,888
                                                ================================

Total fixed assets and intangibles              $ 22,195    $133,779    $155,974
                                                ================================

1999                                                         United
                                                 Canada      States      Total
                                                --------------------------------
Revenues and physician costs:
Net revenues                                    $ 16,247    $130,663    $146,910
Doctor compensation                                2,583      10,241      12,824
                                                --------------------------------
Net revenue after doctor compensation           $ 13,664    $120,422    $134,086
                                                ================================

Total fixed assets and intangibles              $ 18,895    $ 78,095    $ 96,990
                                                ================================

1998                                                         United
                                                 Canada      States      Total
                                                --------------------------------
Revenues and physician costs:
Net revenues                                    $ 11,175    $ 47,947    $ 59,122
Doctor compensation                                1,475       3,767       5,242
                                                --------------------------------
Net revenue after doctor compensation           $  9,700    $ 44,180    $ 53,880
                                                ================================

Total fixed assets and intangibles              $ 15,111    $ 74,309    $ 89,420
                                                ================================

16. Financial Instruments

Fair Value

      The carrying values of cash equivalents, accounts receivable, accounts and accrued liabilities and income taxes payable approximates their fair values because of the short-term maturities of these instruments.

      Given the large number of individual long-term debt instruments and capital lease obligations held by the Company, it is not practicable within constraints of timeliness and cost to determine fair value. However, the Company expects that if it were able to renegotiate such instruments at the current market rates available to the Company, it would obtain more favorable terms given the Company's growth and current financial position.

      The fair values of the Company's short-term investments are based on quotes from brokers. In fiscal 1999, the Company's short-term investment portfolio consisted substantially of corporate bonds. The bonds were purchased with the proceeds from the Company's May 1999 share offering. The bonds had remaining terms to maturity not exceeding six months with a substantial majority of the bonds having remaining terms to maturity of less than one month.

      Portfolio investments consist of the Company's investment in the common and preferred shares of LaserSight Incorporated and the common shares of three other publicly traded companies (1999 - one). These investments are accounted for at the lower of cost or market. The fair value of the Company's portfolio investments, excluding the LaserSight Incorporated preferred shares, are based on quotes from brokers. Fair value information for the LaserSight Incorporated preferred shares is not readily determinable and therefore the preferred shares have been included at their cost in the fair value information presented below:

                                                                 2000       1999
                                                               -------   -------
Short-term investments                                         $    --   $26,212
Portfolio investments (cost: 2000 - $27,895 ; 1999 - $10,907)  $23,444    21,470

Risk Management

      The Company is exposed to credit risk on accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of credit limits. At May 31, 2000, the Company had recorded an allowance for doubtful accounts of $2,849,000 (1999 - $1,479,000). The Company does not have a significant exposure to any individual customer, except for amounts due from those refractive and secondary eye practices which it manages and which are collateralized by the practice's patient receivables.

      Cash accounts at the Canadian banks are insured by the the Canadian Depositary Insurance Corporation for up to Cdn.$60,000. In the United States, the Federal Depositary Insurance Corporation insures cash balances up to $100,000. As of May 31, 2000, bank deposits exceeded insured limits by $6,030,492 (1999 - $6,572,530).

      The Company operates in Canada and the United States and is therefore exposed to market risks related to foreign currency fluctuations between these currencies. As well, there is cash flow exposure to interest rate fluctuations on debt carrying floating rates of interest.

17. Acquisitions

2000 Transactions

      The following acquisitions have been accounted for by the purchase method and the results of operations have been consolidated from the respective purchase dates:

i. On June 30, 1999, the Company made a capital contribution of $1,002,000 representing a 50.1% interest in TLC USA LLC, the operating company, for activities of a strategic alliance with a subsidiary of Kaiser Permanente with the intention to initially own and operate three refractive centers in California and to eventually develop additional centers in markets in the United States where Kaiser Permanente has a significant presence.

ii. On July 8, 1999, the Company acquired 50.1% of the operating assets and liabilities of Laser Eye Care of California LLC with an investment of $11,200,000 in cash and certain operating assets and liabilities of the Company's two California refractive centers. Additional amounts were payable contingent upon achieving certain levels of profit. At December 31, 1999 at the completion of the earn out period, the required levels of profit were met and an additional payment of $6,000,000 was made to complete the transaction.

iii. On August 18, 1999, the Company acquired the laser vision correction assets of Laser Vision Consultants of Albany, P.L.L.C. in exchange for $1,000,000 cash and 30,000 common shares with a value of $728,000 which will be released equally over (3) three years.

iv. On December 17, 1999, eyeVantage.com, Inc., an 83% owned subsidiary of the Company, acquired the operating assets and liabilities of Eye Care Consultants, Inc. in exchange for $750,000 in cash, the assumption of $250,000 of liabilities and shares with a value of $3,000,000 in eyeVantage.com, Inc. in the course of a public offering of eyeVantage.com shares. The value of $3,000,000 is payable in cash as a result of the public offering not being completed within the guidelines set by the acquisition agreement. EyeVantage.com is currently in negotiations regarding the payments of this obligation, which is non-interest bearing and is payable in (8) eight equal quarterly installments, the first of which is due on June 30, 2000.

v. On December 31, 1999, the earn out period relating to the 1997 acquisition of 100% of Vision Source, Inc. was completed. 210,902 shares of the Company with a value of $1,397,000 as determined by the acquisition agreement were released from escrow to the sellers of Vision Source, Inc. An additional 536,764 shares valued at $4,056,000 will be issued to the sellers of Vision Source, Inc. to reflect the final calculation of contingent amounts as determined by the earn-out formula.

vi. On January 11, 2000, eyeVantage.com, Inc., an 83% subsidiary of the Company acquired certain of the operating assets and liabilities of Optical Options, Inc. in exchange for shares with a value of $6,000,000 in eyeVantage.com, Inc. in the course of a public offering of eyeVantage.com, Inc. shares. Since the public offering was not completed within the guidelines set by the acquisition agreement, the Company is required to issue two notes payable to the sellers for $3,000,000 each, the first of which bears an interest rate of 8% and is due on July 10, 2000 and the second of the notes which bears an interest rate of 8% and is payable in
      (8) eight equal quarterly installments, the first of which is due on August 1, 2000.

vii. On February 15, 2000, the Company acquired the membership interests of New Jersey Practice Management LLC for $2,828,000 in cash and amounts contingent upon future events. $600,000 is being held in escrow for a period of one year subject to an adjustment of the purchase price determined by completion of the earn out period and calculation of a contingent amount. Contingent amounts are determined based on fees received by the Company pursuant to an Administrative Services Agreement.

viii. On March 31, 2000, the Company acquired certain assets of a physician's practice located in the state of New York ("New York Practice") in exchange for $11,860,000 in cash and common shares with a value of up to $3,000,000 contingent upon future events. Contingent amounts are determined based on fees received by the Company pursuant to an Administrative Services Agreement.

ix. On May 8, 2000, the Company acquired an 80% membership interest in Laser Eye Care of Torrance, LLC in exchange for $3,222,000 in cash through Laser Eye Care of California, LLC, a 50.1% subsidiary of the Company.

      The total consideration on acquisitions was allocated to net assets acquired on the basis of their fair values as follows:

                                           Laser Eye
                                             Care of      New York
                                           California     Practice     Other      Total
                                           ----------------------------------------------
Current assets (including cash of $1,137)   $    153      $     --   $  1,102    $  1,255
Capital assets                                   284            --        564         848
Assets under lease                             1,807            --         --       1,807
Goodwill                                          --            --     15,588      15,588
Practice management agreements                16,852        12,006      7,802      36,660
Current liabilities                             (146)           --       (913)     (1,059)
Long-term debt                                    --            --       (280)       (280)
Obligations under capital leases              (1,607)           --         --      (1,607)
Non-controlling interest                        (868)           --     (1,078)     (1,946)
                                            ---------------------------------------------
                                            $ 16,475      $ 12,006   $ 22,785    $ 51,266
                                            ---------------------------------------------

Funded by:
Issuance of common shares                   $     --      $     --   $  2,125    $  2,125
Contribution of cash                          16,000        11,860      7,445      35,305
Notes payable                                     --            --      9,000       9,000
Common shares to be issued                        --            --      4,056       4,056
Acquisition costs                                475           146        159         780
                                            ---------------------------------------------
                                            $ 16,475      $ 12,006   $ 22,785    $ 51,266
                                            =============================================

1999 Transactions

      The following acquisitions have been accounted for by the purchase method and the results of operations have been consolidated from the respective purchase dates:

i. On June 19, 1998, the Company made a 51% equity investment of $204,000 in cash in AllSight, Inc., a refractive laser center in the Pittsburgh, PA area.

ii. On July 1, 1998, TLC NorthWest Eye, Inc. a wholly-owned subsidiary of the Company, acquired in two separate transactions the operating assets and liabilities of the Figgs Eye Clinic in Yakima, Washington and the practice of Robert C. Bockoven with three locations in Washington, in exchange for cash and debt. Consideration was $750,000 for the Figgs Eye Clinic assets and liabilities and $725,000 for the practice of Robert C. Bockoven.

iii. On September 1, 1998, the Company acquired the 10% minority interest of Vision Institute of Canada in one of the Company's laser centers in Toronto in exchange for $332,000 in cash and common shares with a value of $332,000.

iv. On October 13, 1998, the Company acquired 90% of the operating assets and liabilities of WaterTower Acquisition, Inc. in exchange for cash of $625,000 and amounts contingent upon future events. No value will be assigned to these contingent amounts until completion of the earn out period and the outcome of the contingency is known. Contingent amounts are calculated based on a percentage of excess income over a target amount for the next (3) three years.

v. On November 30, 1998, the Company acquired 85% of the operating assets and liabilities of Aspen HealthCare, Inc. for cash consideration of $3,800,000 and amounts contingent upon future events. No value will be assigned to these contingent amounts until completion of the earn out period and the outcome of the contingency is known. Contingent amounts are calculated based on meeting certain annual net income targets over (5) five years.

vi. On January 5, 1999, the Company acquired 100% of the outstanding shares of Baltimore Practice Management, LLC in exchange for cash of $6,060,000 and an ownership interest in certain future refractive surgery centers. No value will be assigned to the ownership interest; however, the non-controlling interest percentage on future earnings attributable to these new refractive surgery centers will be reflected accordingly upon consolidation in the future.

vii. On March 1, 1999, the Company made a 51% capital contribution of $205,000 in cash in TLC The Laser Center (Green Bay/Milwaukee) LLC, which operates a laser center in the Green Bay, Wisconsin area.

      During the year, the Company completed transactions with doctor groups to enhance the network of optometrists and ophthalmologists in exchange for common shares with a value of $505,000. Miscellaneous acquisitions were completed in exchange for cash of $1,407,000.

      The total consideration on acquisitions was allocated to net assets acquired on the basis of their fair values as follows:

      Current assets (including cash of $2,428)                  $  2,261
      Capital assets                                                1,674
      Goodwill                                                      7,648
      Practice management agreements                                6,060
      Current liabilities                                            (621)
      Long-term debt                                               (1,221)
      Non-controlling interest                                       (476)
                                                                 --------
                                                                 $ 15,325
                                                                 ========
      Funded by:
      Issuance of common shares                                  $    837
      Issuance of debt                                                738
      Contribution of cash                                         13,465
      Acquisition costs                                               285
                                                                 --------
                                                                 $ 15,325
                                                                 ========

1998 Transactions

BeaconEye Inc.

      On April 16, 1998, the Company, through a take-over bid circular, acquired 97% of the common shares of BeaconEye Inc. ("BeaconEye") and the remaining 3% was acquired by April 24, 1998. The acquisition was financed through the issuance of 872,293 common shares.

      The Company's investment in BeaconEye has been accounted for by the purchase method and the results of operations have been consolidated from April 16, 1998.

      The total cost of the acquisition was allocated to the net assets acquired on the basis of their fair values as follows:

      Current assets                                                   $  1,200
      Restricted cash                                                     1,380
      Capital assets and assets under capital lease                      15,844
      Goodwill                                                            9,011
      Current liabilities assumed                                        (6,141)
      Long-term debt and obligations under capital leases                (5,037)
                                                                       --------
                                                                       $ 16,257
                                                                       ========
      Funded by:
      Issuance of common shares                                        $ 11,692
      Funding of BeaconEye obligations and restructuring costs
        through April 16, 1998                                            4,483
      Acquisition costs                                                      82
                                                                       --------
                                                                       $ 16,257
                                                                       ========

Wisconsin

      In the fourth quarter of 1998, the Company formed a new wholly-owned subsidiary in the State of Wisconsin (the "subsidiary"). The subsidiary entered into a practice management agreement with a local doctor group, and intends to jointly develop a medical practice to be owned by the local doctor group and managed by the subsidiary. In consideration for entering into the practice management agreement, the Company issued the consideration described below which was allocated to the net assets acquired as follows:

Practice management agreement                                             $2,881
                                                                          ======

Funded by:
Issuance of common shares                                                 $2,581
Cash                                                                         300
                                                                          ------
                                                                          $2,881
                                                                          ======

Michigan

      On February 1, 1998, the Company entered into an agreement (the "Venture") in the State of Michigan. The Venture, called TLC Michigan, LLC, is owned 50.1% by the Company and 49.9% by a group of ophthalmologists. The Venture owns secondary care centers throughout Michigan, and, through subsidiaries, a refractive laser center and an 80% interest in a cosmetic laser center in the Detroit area.

      The Company's investment in the Venture has been accounted for by the purchase method and the results of operations have been consolidated from February 1, 1998.

      The total cost of the acquisition was allocated to the net assets acquired on the basis of their fair values as follows:

Current assets (including cash of $500,000)                             $   552
Capital assets                                                              567
Practice management agreement                                             6,403
Investments in subsidiaries                                                 754
Note receivable                                                           4,682
Other assets                                                                146
Current liabilities including current portion of long-term debt            (298)
Long-term debt                                                             (332)
Non-controlling interest                                                 (5,912)
                                                                        -------
                                                                        $ 6,562
                                                                        =======
Funded by :
Issuance of common shares                                               $   626
Contribution of cash                                                        500
Contribution of assets                                                      754
Note payable to the Venture                                               4,682
                                                                        -------
                                                                        $ 6,562
                                                                        =======

18. Divestitures and Restructuring Charges

      In the last quarter of fiscal 1999, management made a decision to restructure operations in connection with its managed care and secondary care businesses. The following divestitures were completed in connection with this restructuring:

(a) On May 31, 1999, the Company sold certain assets of NorthWest Eye Inc. in exchange for the assumption of certain liabilities by the purchaser. In connection with the sale, the Company recorded a restructuring charge of $10,300,000 relating to the write-off of intangibles and amounts due from affiliated physician groups and decided not to continue with secondary care at this location.

(b) On April 27, 1999, the Company sold the capital assets and intangibles of TLC The Laser Center (Wisconsin Management) Inc. and TLC Wisconsin Eye Surgery Center Inc. in exchange for 139,266 common shares of the Company. These assets had a net book value of $4,047,000 and no gain or loss was recorded in connection with the transaction. The shares received by the Company upon disposition of these subsidiaries were cancelled, with capital stock being reduced using the average value of common shares as at April 27, 1999 of Cdn.$ 6.26.

(c) On May 19, 1999, the Company sold all of the assets of its managed care subsidiary to the former management of the subsidiary. The Company incurred a loss on the sale of $2.6 million.

19. Supplemental Cash Flow Information

Non-cash transactions:

                                                                    2000      1999      1998
                                                                  -------   -------   -------
      Issue of warrants to be expensed over three years           $   532   $    --   $    --
      Capital stock issued as remuneration                            387       600        --
      Capital stock issued for acquisitions                         2,125       837    16,417
      Reversal of accrual for costs of IPO                            139        --        --
      Accrued purchase obligations                                 13,200       738     4,682
      Capital lease obligations relating to equipment purchases     1,366       645     2,196

Cash paid for the following:

                                                                   2000      1999      1998
                                                                  -------   -------   -------
      Interest                                                    $2,671    $4,342    $2,963
                                                                  ======    ======    ======

      Income taxes                                                $5,647    $  978    $  458
                                                                  ======    ======    ======